Exhibit 10.3
Loan No. RI0042T03

PROMISSORY NOTE AND
SINGLE ADVANCE TERM LOAN SUPPLEMENT

THIS PROMISSORY NOTE AND SUPPLEMENT (this “Promissory Note and Supplement”) to the Amended and Restated Master Loan Agreement dated as of December 1, 2012, as amended (the “MLA”) is entered into as of December 22, 2014 between The Maine Water Company, Saco, Maine, a Maine corporation (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).

SECTION 1.    The Term Loan. On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make a loan to the Company in an amount not to exceed $4,500,000.00 (the “Commitment”). The Commitment shall expire at 12:00 noon (Company’s local time) on December 22, 2014 or on such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 2.    Purpose. The purpose of the Commitment is to refinance existing debt from a merger and to finance capital expenditures.

SECTION 3.    Availability. Notwithstanding Section 2 of the MLA and provided that each of the conditions precedent set forth herein and in the MLA have been satisfied, the loan will be made available to the Company on a date to be agreed upon by the parties (the “Closing Date”). The loan will be made available in a single advance by CoBank wire transferring the proceeds of the loan to  the Company.

SECTION 4.    Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)    Weekly Quoted Variable Rate. At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate established by CoBank shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(B)    Quoted Rate Option. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable quarterly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5.    Fees. INTENTIONALLY OMITTED.

SECTION 6.    Promissory Note. The Company promises to repay the unpaid principal balance of the loan on December 20, 2024, or such later date as CoBank may, in its sole discretion, authorize in writing. If any installment due date is not a Business Day, then such installment shall be due and payable on the next Business Day. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loan at the times and in accordance with the provisions set forth above.

SECTION 7.    Prepayment. Subject to the broken funding surcharge provision of the MLA, the Company may prepay all or any portion of the loan(s). Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

SECTION 8.    Security. Notwithstanding the provisions of the Security, Guarantee(s) and Title Insurance Section of the MLA to the contrary, except for CoBank’s statutory first lien on all equity that the Company may now own or hereafter acquire or be allocated in CoBank, the Company’s obligations hereunder shall be unsecured.

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	The Maine Water Company

By: /s/ Shannon Devoran	By: /s/ Judith E. Wallingford

Title: Assistant Corporate Secretary	Title: President